UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2006

	Advaxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	00028489	84-1521955

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Technology Center of New Jersey,		08902
675 Rt. 1, St. 113
North Brunswick, New Jersey

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (732) 545-1590

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

      On November 29, 2006, following oral proceedings as to the claims by Cerus Corporation in opposition to a patent previously granted and assigned to The Trustees of the University of Pennsylvania and licensed to the Registrant relating to a vaccine for inducing a tumor specific antigen with a recombinant live Listeria, the Opposition Division of the European Patent Office determined that the claims of the patent as granted should be revoked due to lack of inventive step under European Patent Office rules based on certain prior art publications.

      The Registrant awaits the issuance of the formal written determination expected within 90 days before determining whether to appeal the decision. In the event of an appeal there is no assurance that it will be successful. If such ruling is upheld on appeal, the Registrant’s patent position in Europe may be eroded. The likely result of this decision will be increased competition for the Registrant in the European market for recombinant live Listeria based vaccines for tumor specific antigens. Regardless of the outcome, the Registrant believes that its freedom to operate in Europe, or any other territory, for recombinant live Listeria based vaccine for tumor specific antigen products will not be diminished.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: December 5, 2006

ADVAXIS, INC.

By:	/s/ Roni Appel

	Name:	Roni Appel
	Title:	President and Chief
Executive Officer